EXHIBIT 8.1

LIST OF SUBSIDIARIES

(As of April 26, 2013)

Name of Significant Subsidiaries	Place of Incorporation	Ownership Interest

CSI Solartronics (Changshu) Co., Ltd.	People’s Republic of China	100%

CSI Solar Technologies Inc.	People’s Republic of China	100%

CSI Solar Manufacture Inc.	People’s Republic of China	100%

Canadian Solar Manufacturing (Luoyang) Inc., formerly known as CSI Central Solar Power Co., Ltd.	People’s Republic of China	100%

Canadian Solar Manufacturing (Changshu) Inc., formerly known as Changshu CSI Advanced Solar Inc.	People’s Republic of China	100%

CSI Cells Co., Ltd.	People’s Republic of China	100%

Canadian Solar (USA) Inc.	United States of America	100%

CSI Project Consulting GmbH	Germany	70%

Canadian Solar Japan K.K.	Japan	90.67%

Canadian Solar Solutions Inc.	Canada	100%

CSI Solar Power (China) Inc.	People’s Republic of China	100%

Canadian Solar EMEA GmbH	Germany	100%

Canadian Solar Manufacturing (Ontario) Inc.	Canada	100%

Canadian Solar (Australia) Pty, Ltd.	Australia	100%

Canadian Solar International Ltd.	Hong Kong	100%

Canadian Solar O&M (Ontario) Inc.	Canada	100%

CSI-Cenergy Holdings, LLC	United States of America	62.5%

Suzhou Sanysolar Materials Technology Co. Ltd.	People’s Republic of China	80%

Canadian Solar South East Asia Pte., Ltd.	Singapore	100%

CSI Project Holdco LLC	United States of America	100%

Canadian Solar Manufacturing (Suzhou) Inc.	People’s Republic of China	61%

Canadian Solar South Africa Pty., Ltd.	South Africa	100%

Canadian Solar Brasil Servicos De Consultoria EM Energia Solar Ltda.	Brazil	100%

Canadian Solar Middle East Ltd.	United Arab Emirates	100%

Canadian Solar International Project Holding Limited	Hong Kong	100%

Canadian Solartronics (Suzhou) Co., Ltd.	People’s Republic of China	100%